Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE https://ir.cedarfair.com	Contact: Investor Relations Michael Russell, 419.627.2233

CEDAR FAIR ANNOUNCES DEPARTURE OF JOHN SCOTT FROM BOARD OF DIRECTORS

SANDUSKY, OHIO (Sept. 28, 2020) — Cedar Fair (NYSE: FUN), a leader in regional amusement parks, water parks and immersive entertainment, announced today that John M. Scott III has resigned from the Company’s board of directors, effective immediately, to focus his time on other business interests. Mr. Scott joined the Cedar Fair board in 2010 and was the longest tenured director prior to his resignation.

“On behalf of the entire board of directors, I’d like to thank John Scott for his valuable contributions to our success and for his years of dedicated service to our organization,” said Daniel J. Hanrahan, Cedar Fair’s chairman of the board. “Since joining the board in 2010, John has played a key role in Cedar Fair’s growth and has helped drive improvement in our corporate strategy and governance standards. I wish him all the best in his personal business endeavors.”

The Company noted the Board is currently in the process of addressing the vacancy.

About Cedar Fair

Cedar Fair Entertainment Company (NYSE: FUN), one of the largest regional amusement-resort operators in the world, is a publicly traded partnership headquartered in Sandusky, Ohio. Focused on its mission to make people happy by providing fun, immersive and memorable experiences, the Company owns and operates 13 properties, consisting of 11 amusement parks, four separately gated outdoor water parks, and resort accommodations totaling more than 2,300 rooms and more than 600 luxury RV sites. Cedar Fair’s parks are located in Ohio, California, North Carolina, South Carolina, Virginia, Pennsylvania, Minnesota, Missouri, Michigan, Texas and Toronto, Ontario. The Company also operates an additional theme park in California under a management contract.

# # #